Exhibit 10.65

February 9, 2006

Dario Sacomani

Dear Dario,

We are pleased to extend to you this offer of employment to join Spansion LLC (Spansion) in our Sunnyvale, CA office in the position of Executive Vice President and Chief Financial Officer reporting to Bertrand Cambou. Your initial annual base salary will be $375,000.08 per year to be paid to you bi-weekly.

You will be eligible to participate in Spansion’s Vice President Incentive Plan, pursuant to the terms and conditions of that plan. The plan has a target payout of 60% of base pay. For fiscal year 2006, you will receive one half ($112,500) of the target amount in the form of a sign-on bonus to be paid pursuant to the terms and conditions of the enclosed Sign-On Bonus Agreement. You will receive the remainder of the target amount in 2nd Quarter 2007, under the terms of the plan, which include being employed with Spansion at the time of payout.

You will also be eligible to participate in the Vice President Long-Term incentive Plan, pursuant to the terms and conditions of that plan. This plan is based on rolling three-year sales growth relative to external benchmarks and ROIC. The target payout under this plan is 30% of base pay.

Further, subject to the approval of our Board of Directors, you will be granted an option to purchase 125,000 shares of Spansion Inc. common stock at an exercise price equal to the closing price of the stock on the date of the grant. For this initial grant, shares will vest over a 4-year period. Twenty-five percent of the grant will vest on the one year anniversary of the grant date, and the remainder of it will vest quarterly thereafter over the following three years, in approximately equal installments (assuming continuous active service).

To assist you with your relocation, Spansion is offering you relocation benefits, in accordance with its relocation policy, including the enclosed Relocation Expenses Agreement.

We understand you would like to enter into a Change of Control (COC) Agreement with Spansion. These arrangements are subject to the approval of our Board of Directors, and we will present this matter to the Board for its approval at its next scheduled meeting. I am enclosing a copy of the COC Agreement for your review.

Spansion will make available to you a comprehensive benefits program with executive perquisites including, medical, dental, and life and disability coverage. In addition, you will be eligible to participate in the 401(k) retirement savings plan with matching contributions; the cash and deferred profit sharing plans; and an executive investment account plan under which you can defer up to 50% of salary and 100% of executive bonuses. Other benefits will include a paid sabbatical after seven years of employment and a $2,000 monthly automobile allowance. Additionally, you will be reimbursed for an annual physical (up to $1,200 for the 1st year, up to $800 every year thereafter) and for financial planning (up to $6,000 per year). Brochures describing some of these benefits are enclosed.

This offer will remain open until February 16, 2006, and is contingent upon completing the application and meeting the conditions listed below. Please take caution to protect your current employment until ALL of these conditions have been met.

Initial: DS

February 9, 2006

Dario Sacomani

•	You must successfully pass a background investigation to be performed by our Security Investigations Department.

•	If applicable, your employment at Spansion is contingent on Spansion successfully obtaining an export license for you in accordance with BXA export license regulations.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide Spansion with documents to verify your identity and your legal right to work in the United States. You must present this documentation on your first day of employment. Enclosed is a list of documents you may present for this verification.

If this offer is agreeable to you, please accept it by initialing page one of this letter, signing your name below and returning the original signed and dated document to me in the enclosed envelope. If we have not yet negotiated a start date, please call me immediately to discuss this.

Further, you must also sign and date the enclosed Sign-On Bonus Agreement and Relocation Expenses Agreement, and return the executed originals of the agreements to me, along with the original of this executed offer and acceptance letter.

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees have enabled us to impact the world through our technological advances in the microelectronics field. We are confident that you possess these qualities and that your contributions to AMD will be significant.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Rachel Sanchez-Parodi

Rachel Sanchez-Parodi

Spansion Corporate Staffing

Cc: Bertrand Cambou

I am pleased to accept Spansion’s offer of employment as outlined above and in the enclosed document(s).

/s/ Dario Sacomani	2/28/06
Signature	Date

2/28/06
Start Date